Exhibit 99.1

EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE QUARTER ENDED
JUNE 30, 2003

WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, August 8, 2003

     Unaudited consolidated net income of Wesco Financial Corporation and its subsidiaries for the second quarter of 2003 amounted to $45,981,000 compared with $14,880,000 for the second quarter of 2002. Unaudited consolidated net income for the first six months of 2003 was $58,485,000 compared with $29,317,000 for the same period of 2002. The 2003 figures included $33,935,000 of realized investment gains realized in the second quarter and $34,462,000 realized in the first six months. No investment gains or losses were realized in the 2002 periods.

     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis. Per-share amounts are based on 7,119,807 shares outstanding.

	Quarter Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002

Wesco-Financial and Kansas Bankers insurance businesses	$12,716	$12,643	$27,528	$25,201
CORT furniture rental business	(633)	1,988	(3,655)	3,742
Precision Steel businesses	(103)	128	(40)	124
Other	66	121	190	250

	12,046	14,880	24,023	29,317
Realized investment gains	33,935	—	34,462	—

Consolidated net income	$45,981	$14,880	$58,485	$29,317

Per share	$6.45	$2.09	$8.21	$4.12

     The realized investment gains had only a minor impact on Wesco’s shareholders’ equity, because Wesco’s investments are carried at market value, and most of the gains had already been reflected in the unrealized appreciation component of shareholders’ equity in prior accounting periods. Excluding such realized gains, consolidated earnings decreased for the 2003 periods. These decreases resulted mainly from the detrimental effects of the weak economy on CORT’s and Precision Steel’s businesses.

     At June 30, 2003, approximately 19% of Wesco’s shareholders’ equity represented after-tax unrealized appreciation in market value of investments. Because unrealized appreciation is recorded based upon current market quotations, gains or losses ultimately realized upon sale of investments could differ substantially from recorded unrealized appreciation.

     Wesco’s Form 10-Q for the quarter ended June 30, 2003 is expected to be filed electronically with the Securities and Exchange Commission on August 12, 2003, and may be accessed through the SEC’s website (www.sec.gov) thereafter. The Form 10-Q will contain additional information regarding Wesco’s results of operations and financial condition.

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